Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Phio Pharmaceuticals Corp.

Marlborough, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1. (Nos. 333-224799, 333-227173, 333-227617, 333-234032, 333-238204, and 333-239779), Forms S-8 (No. 333-251670, 333-189521, 333-215871, 333-227013 and 333-230547) and Form S-3 (Nos. 333-256100 and 333-252588) of Phio Pharmaceuticals Corp. of our report dated March 22, 2023, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of Phio Pharmaceuticals Corp. for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission on March 22, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Boston, Massachusetts

April 20, 2023